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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
Neuscheler      Michael        P.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              i3 Mobile, Inc. "IIIM"              (Month/Day/Year)
     (Last)     (First)     (Middle)           4/5/00                    ------------------------------------
 c/o i3 Mobile, Inc.  181 Harbor Dr.       ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. IRS Identification            Person to Issuer                   Joint/Group
             (Street)                         Number of Reporting           (Check all applicable)               Filing (Check
                                              Person, if an Entity       ----- Director   -----   10% Owner      Applicable
                                              (Voluntary)                                                        Line)
Stamford            CT        06902                                        X                                      X  Form filed by
--------------------------------------     ----------------------------  ----- Officer    -----   Other (specify -- One Reporting
      (City)      (State)      (Zip)                                     (give title below)             below)       Person
                                                                               Chief Financial Officer              Form filed by
                                                                               ---------------------------       -- More than One
                                                                                                                 Reporting Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                                               (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Incentive Options        12/31/00(1)  1/9/10      Common Stock      200,000       $7.92          D
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Explanation of Responses:

(1) Grant to reporting person of options to buy shares of common stock under i3 Mobile, Inc.'s 2000 Stock
    Incentive Plan. These options become exercisable at a rate of 25% per year commencing on
    December 31, 2000.



                                                                                     Michael P. Neuscheler

                                                                                     By:  /s/ Michael P. Neuscheler     4/5/00
                                                                                          -------------------------    ---------
                                                                                     **Signature of Reporting Person      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).








Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                            SEC 1147 (9-93)

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